Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is made this 22nd day of August 2006 (the “Effective Date”) by and among Consolidated Container Holdings LLC (“CCH”), a limited liability company organized and existing under the laws of the State of Delaware, Consolidated Container Company LP (“CCC”), a limited partnership organized and existing under the laws of the State of Delaware, and Dean Foods Company (“Dean Foods”), a corporation organized and existing under the laws of the State of Delaware.

BACKGROUND

1. 1999 Agreements. As of July 2, 1999, CCH and Suiza Foods Corporation (“Suiza”), now known as Dean Foods, entered into a Supply Agreement for PET Bottles (the “PET Agreement”), a Supply Agreement for HDPE Bottles (the “HDPE Agreement”) and a Supply Agreement for Bottle Components (collectively, the “1999 Supply Agreements”) pursuant to which Suiza and CCH agreed, among other things, for CCH to provide PET and HDPE bottles and bottle components to Suiza. In connection with the 1999 Supply Agreements, on July 1, 1999, CCH and Suiza entered into three letter agreements (the “Letter Agreements”) which addressed, among other things, (a) Suiza’s purchase of caps from CCH, (b) Suiza’s right to audit the books and records of CCH and (c) competitive pricing under the 1999 Supply Agreements. The Letter Agreements and the 1999 Supply Agreements are collectively referred to herein as the “1999 Agreements.”

2. Subsequent Agreements/Amendments. As of June 25, 2004, CCC, as successor in interest by assignment from CCH, and Dean Foods entered into the Amended and Restated Supply Agreement for Bottle Components, amended as of July 1, 2006 (the “2004 Bottle Components Agreement”) pursuant to which the parties agreed, among other things, for CCC to provide bottle components to Dean Foods. The 2004 Bottle Components Agreement superseded the 1999 Supply Agreement for Bottle Components.

3. Resolution of Disputes. Recently, CCH and CCC notified Dean Foods that CCH, CCC or their Affiliates (defined herein) may have charged Suiza, Dean Foods and/or their Affiliates prices in excess of those permitted under the above-mentioned agreements. CCH, CCC and Dean Foods have agreed to resolve and to compromise, on a permanent and final basis, all such issues and other issues that may exist between the parties, as set forth in this Settlement Agreement.

TERMS

NOW, THEREFORE, for and in consideration of the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CCH, CCC and Dean Foods hereby agree as follows:

1. Payment and Guarantee. CCC hereby promises to pay ten million dollars ($10,000,000 USD) (the “Settlement Amount”), without interest, to Dean Foods in accordance with the following schedule: four million dollars ($4,000,000 USD) on or before the Initial

Payment Date (defined below); three million dollars ($3,000,000 USD) on or before the one-year anniversary of the Effective Date hereof, and three million dollars ($3,000,000 USD) on or before the two-year anniversary of the Effective Date hereof. If a Change of Control (defined herein) occurs before CCC has paid the Settlement Amount in full, the outstanding balance shall be due and payable on or before the effective date of the Change of Control. For purposes hereof, a “Change of Control” shall mean the first to occur of the following events: (a) Vestar Packaging LLC and its affiliates cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a majority in the aggregate of the total voting power of the CCH membership units as a result of a sale or transfer of CCH membership units in consideration for cash or marketable securities; or (b) the sale of all or substantially all of the assets of CCH. The “Initial Payment Date” shall be September 30, 2006, unless CCC and CCH do not have at least $40 million in available funds, including without limitation cash, marketable securities, and funds available under existing credit facilities, as of such date; if CCC and CCH do not have $40 million in available funds as of September 30, 2006, then the Initial Payment Date shall be October 31, 2006 unless CCC and CCH do not have at least $40 million in available funds as of such date; if CCC and CCH do not have $40 million in available funds as of October 31, 2006, then the Initial Payment Date shall be November 30, 2006 unless CCC and CCH do not have at least $40 million in available funds as of such date; if CCC and CCH do not have $40 million in available funds as of November 30, 2006, then the Initial Payment Date shall be December 31,2006. Notwithstanding anything herein, the Initial Payment Date shall in no event be later than December 31, 2006. CCH hereby guarantees payment of the Settlement Amount to Dean Foods.

2. Mutual Waiver and Release

(a) CCH, its Affiliates including, without limitation, CCC, and each of their members, managers, shareholders, employees, agents, officers and directors (collectively, the “CCH Related Parties”) hereby release and forever discharge all claims, charges, complaints, demands, debts, dues, sums of money, accounts, costs, controversies, liens, damages and causes of action of every kind and nature, whether known or unknown, actual or contingent, either at law or in equity (collectively, “Claims”), that they had or may have had as of June 30, 2006, against Dean Foods, its Affiliates and each of their members, managers, shareholders, employees, agents, officers and directors (the “Dean Related Parties”) arising from any breaches, omissions, obligations, liabilities, and damages arising under or relating to the 1999 Agreements or the 2004 Bottle Components Agreement, expressly excluding from such release and discharge any and all Claims of CCH, its Affiliates and each of the CCH Related Parties for breach of this Settlement Agreement. The term “Affiliates” shall have the meaning assigned to the term in the 1999 Agreements.

(b) Dean Foods, its Affiliates and each of the Dean Related Parties hereby release and forever discharge all Claims they had or may have had as of June 30, 2006, against CCH, its Affiliates and CCH Related Parties arising from any breaches, omissions, obligations, liabilities and damages arising under or relating to the 1999 Agreements or the 2004 Bottle Components Agreement, expressly excluding from such release and discharge any and all Claims of Dean Foods, its Affiliates and each of the Dean Related Parties for breach of this Settlement Agreement including, without limitation, a breach of the respective obligations of CCC and CCH for payment and for guarantee of payment of the Settlement Amount.

(c) The releases hereunder shall not constitute a release of any breaches or non-compliance by either party or their respective Affiliates that arise under the 2004 Bottle Components Agreement on or after July 1, 2006. Any breach or non-compliance under the 2004 Bottle Components Agreement by either party or their respective Affiliates on or after July 1, 2006, shall be deemed to constitute a new breach and/or default under the 2004 Bottle Components Agreement. Any such new breach and/or default will be subject to the terms, provisions and conditions of the 2004 Bottle Components Agreement, including the remedies provided for in such agreement and those remedies otherwise available under applicable law, and any liabilities and/or damages relating to breaches of the 2004 Bottle Components Agreement will be limited to liabilities and/or damages sustained or incurred after July 1, 2006 (e.g., if a party has breached a performance obligation from June 3, 2004 through July 1, 2006, and that breach continues following July 1, 2006, the other party would have the right to seek only those damages sustained by it following July 1, 2006).

(d) It is understood and agreed by the parties that this Settlement Agreement is a compromise of disputed claims. This Settlement Agreement does not constitute and shall not be construed or interpreted to constitute an admission of liability by any party hereto, which liability is expressly denied by each party against whom liability is or may be asserted.

3. Effect on Other Agreements. As of July 1, 2006, the parties agree that (a) except as to the specific waivers and releases set forth above, the 2004 Bottle Components Agreement shall remain in full force and effect and (b) without further action, the PET Agreement, HDPE Agreement and the Letter Agreements will terminate and be of no further force or effect as of June 30, 2006, except as to the confidentiality obligations referenced in Section 4 below.

4. Confidentiality. This Settlement Agreement and the terms contained herein shall be subject to the confidentiality obligations set forth in the 1999 Supply Agreements, which obligations shall remain in full force and effect.

5. Applicable Law. This Settlement Agreement will be construed in accordance with, and the rights of the parties governed by, the laws of the State of Delaware, without regard to the choice of law provisions thereof.

6. Entire Agreement. This Settlement Agreement constitutes the entire understanding among and between the parties hereto concerning the subject matter set forth herein, and this Settlement Agreement supersedes any and all prior understandings, written or oral, and any and all contemporaneous oral understandings, pertaining to the subject matter set forth herein.

7. Voluntary Consent. All parties represent and acknowledge that in executing this Settlement Agreement, they have been afforded full opportunity to discuss all aspects of this Settlement Agreement with their legal counsel, carefully read and fully understand all of the provisions of this Settlement Agreement and voluntarily and knowingly signed this Settlement Agreement.

8. Binding Effect. This Settlement Agreement shall be binding upon and inure to the benefit of the parties and their respective agents, predecessors, successors and assigns.

9. Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. The parties agree that this Settlement Agreement shall be effective and binding upon the exchange of facsimile signatures, on the condition that each party shall provide original signatures to every other party as soon as possible thereafter.

10. Authority. CCH and CCC hereby represent that each entity (a) has the approval of its board of directors or equivalent thereof to enter into this Settlement Agreement and (b) does not require any third party approvals or consents to enter into this Settlement Agreement.

IN WITNESS WHEREOF, CCH, CCC and Dean Foods have executed this Settlement Agreement, by and through their duly authorized representatives, each intending to be legally bound.

Consolidated Container Company LP		Dean Foods Company

By:	PLASTIC CONTAINERS LLC Its General Partner

By:	/s/ Louis Lettes	By:	/s/ Alan J. Bernon
Name:	Louis Lettes	Name:	Alan J. Bernon
Title:	Sr. Vice President, General Counsel and Secretary	Title:	President, Dean Dairy Group

Consolidated Container Holdings LLC

By:	/s/ Louis Lettes
Name:	Louis Lettes
Title:	Sr. Vice President, General Counsel and Secretary